Exhibit 99.1

Cryoport Reports Record Results for Full Year 2020

▪	Fourth quarter revenue increased 423% to $48.4 million, annual revenue increased 132% to $78.7 million
▪	Organic growth in revenue was 36% for the fourth quarter and 26% for the full year 2020
▪	Cryoport is supporting a total of 528 clinical trials, and six commercial therapy agreements, including the global launch of Bristol-Myers Squibb’s BREYANZI®
▪	In Q4 2020, Cryoport closed the acquisitions of MVE Biological Solutions and CRYOPDP, solidifying and expanding its position as a global leader in temperature-controlled supply chain solutions for the life sciences industry

NASHVILLE, Tennessee, March 1, 2021 - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced financial results for the three- and twelve-month periods ended December 31, 2020.

“Our fourth quarter was a transformational quarter, furthering our strategy and strengthening our positioning for growth. Its results reflected strong performance and our continued momentum in the markets we serve, especially in Cell and Gene Therapy. We increased the total number of regenerative medicine clinical trials supported to 528, compared with 436 at the end of 2019, and our pipeline of potential commercial customers is the largest in our history,” said Jerrell Shelton, CEO of Cryoport.

“At the beginning of the fourth quarter, we closed on the acquisitions of MVE Biological Solutions and CRYOPDP, which were formative milestones for the advancement of Cryoport's strategic vision. As a result of these strategic milestones, Cryoport is now positioned to further leverage its global platform, with a family of companies that provide mutually reinforcing, market-leading temperature-controlled supply chain solutions for the life sciences industry. Cryoport now has 30 locations around the world, as well as expanded and enhanced capabilities covering the full range of temperature-controlled supply chain solutions, from controlled room temperature (CRT) down to cryogenic temperatures (-196°C). Our end-to-end capabilities provide a wide slate of comprehensive and seamless solutions to our client base, including deep proficiencies in biostorage, temperature-controlled logistics, cryogenic equipment and systems. We believe these acquisitions solidify our leadership position in the Animal Health, Reproductive Medicine and especially the Biopharma/Pharma markets, and that we have the unique capabilities, and competitive moat needed to extend our support of commercial regenerative medicine therapies around the globe as dozens of anticipated therapies come to market. Our full year 2020 revenue as compared to 2019 was as follows:

Cryoport, Inc. and Subsidiaries

Total revenues by market

	Three months Ended December 31			Years Ended December 31
(in thousands)	2020	2019	% Change	2020	2019	% Change
Biopharma/Pharma	$39,301	$8,228	378%	$66,394	$30,032	121%
Animal Health	7,168	291	2363%	7,846	996	687%
Reproductive Medicine	1,892	723	162%	4,456	2,914	53%
Total revenues	$48,361	$9,242	423%	$78,696	$33,942	132%

“By executing on our business plans and delivering performance for our clients and our shareholders, we were able to successfully access the capital markets and close a $287.5 million follow-on public offering in January 2021 to further ‘fuel our engines’ for future growth. We will continue to develop our temperature-controlled supply chain capabilities for the life sciences industry and, particularly, the regenerative medicine ecosystem, as an increasing number of therapies continue to enter development, progress through clinical trials and approach commercialization. Our world-leading platform offers the most advanced temperature-controlled supply chain solutions for the life sciences, with a focus on the rapidly growing biopharma market. With our newly expanded global footprint and advanced temperature-controlled supply chain platform addressing this dynamic market, we are poised for continued outsized growth.

“In conclusion, I would like to say that I am especially proud of our new and expanded initiative to do our part in protecting our planet. I am, of course, referring to our recent announcement of the launch of our ESG program. This new program marks our first disclosure of ESG information. Sustainability has always been integral to our work and we have elevated it to be one of our key priorities for guiding our operating philosophy and corporate governance as we move forward.

“Overall, we were delighted with the way our Company performed in 2020, with 36% organic growth in the fourth quarter and 26% for the full year. We delivered robust growth during the year, and we continued to see increasing traction in the regenerative medicine industry as we closed the year supporting a total of 528 clinical trials, and six commercial therapy agreements. Strategically, our two acquisitions position us well for excellent growth in 2021. With robust advancements across the life sciences, we anticipate that 2021 will be another excellent year for our company,” said Mr. Shelton.

Biopharma/Pharma

For the full year 2020, Biopharma/Pharma revenue grew organically (excluding contributions from MVE Biological Solutions and CRYOPDP) by 27% or $8.1 million, to $38.2 million compared to the prior year.

We continued to work closely with our partners to ensure patients have access to the life-saving therapies we support. Revenue from Cryoport’s commercial agreements primarily consisted of our agreements with Novartis’s KYMRIAH® and Gilead/Kite’s YESCARTA®, Gilead’s TECARTUS™, and first revenue from bluebird bio’s ZYNTEGLO® in the Fourth Quarter 2020, albeit nominal at this time.

Late in the fourth quarter 2020, the European Commission (EC) granted full (standard) market authorization for Orchard Therapeutics’ LibmeldyTM gene therapy. Separately, Bristol-Myers Squibb recently received FDA approval for their cell therapy BREYANZI®, marking Cryoport’s sixth long- term agreement supporting the global commercial launch of a cell and gene therapy. We expect revenue from all these agreements to ramp throughout 2021 and to drive sustained momentum in our revenue growth.

We are pleased to also report continued strong net clinical trial growth for the fourth quarter 2020 as we expanded our leading position in the Biopharma market. Clinical trial activity has not only rebounded from the COVID-19 impact but strengthened when compared with pre-COVID-19 levels and continues to accelerate due to excellent execution by our business development and operating teams.

As this global clinical trial activity continues to increase, it bodes well for Cryoport and we now support a net total of 528 clinical trials as of December 31, 2020 compared with 517 at the end of the third quarter 2020 and 436 as of December 31, 2019. The number of those trials in Phase III is 69, compared to 56 as of December 31, 2019. Of the 528 total trials Cryoport supports, 419 are in the Americas, 84 in EMEA (Europe, the Middle East and Africa) and 25 in APAC (Asia Pacific). This compares to 361 in the Americas, 61 in EMEA and 14 in APAC as of December 31, 2019. Additionally, due to the increase in demand for support in the APAC region, Cryoport Systems and CRYOPDP established their first jointly operated global logistics center in Osaka, Japan in the fourth quarter 2020, followed by Singapore during the first quarter 2021.

A total of seven (7) Cryoport supported Marketing Authorization Applications (MAA’s) or Biologic License Applications (BLA’s) were filed in 2020, based on internal information and forecasts from the Alliance for Regenerative Medicine. Looking forward, we anticipate up to 21 MAA or BLA submissions for Cryoport-supported products during 2021.

Animal Health

Our revenue from the Animal Health market increased $6.8 million, or 687%, to $7.8 million for the year ended December 31, 2020, as compared to the same period in 2019. This increase was primarily driven by our acquisition of MVE Biological Solutions on October 1, 2020, which has a strong and established presence in this market. In addition, our pipeline of potential new clients continues to grow and is expected to further drive revenue growth in 2021.

Reproductive Medicine

Reproductive Medicine revenue increased to $1.9 million, a gain of 162% or $1.2 million for the fourth quarter of 2020 compared to $0.7 million for the fourth quarter of 2019 and increased to $4.5 million, a gain of 53% or $1.5 million for the full year 2020 compared to $2.9 million in the prior year.

Our results were also driven in part by our success in the Reproductive Medicine market, which benefited from our refreshed market engagement strategy as well as increased activity as fertility clinics ramped up procedures that had previously been delayed due to COVID-19. We continued to add fertility clinics to our network including the Colorado Center for Reproductive Medicine ("CCRM"), a global pioneer in fertility science, research and advancement. Cryoport's temperature-controlled supply chain solutions will support CCRM's fertility treatments, including in vitro fertilization (IVF), fertility preservation, third-party reproduction and egg donation. In addition, MVE Biological Solutions added revenue to our Reproductive Medicine market through its portfolio of cryogenic shipper and freezer solutions.

COVID-19 Activity

Cryoport is supporting 29 separate clinical trials relating to COVID-19 across our business units:

•	Cryoport Systems – 18 trials
•	CRYOPDP – 6 trials
•	CRYOGENE – 5 trials

Additionally, MVE Biological Solutions received orders from U.S. government tenders and through our distribution network for storage systems that are destined for use in storing pandemic related materials.

Environmental, Social, Governance (ESG)

Last week Cryoport announced the launch of its ESG program. Although we have always taken pride in our “green company” status, our new program marks our first disclosure of ESG information based on the Sustainability Accounting Standards Board (SASB) and the Taskforce on Climate-related Financial Disclosures (TCFD), which are leading global sustainability frameworks. As a company focused on delivering lifesaving therapies by providing reliable and comprehensive temperature-controlled supply chain solutions for the life sciences industry, sustainability has always been integral to our work; however, this year we began a formalized evaluation of our company’s ESG initiatives.

Examples of some of our initiatives and positive impacts are as follows:

•	Our 2020 freezer production displaced annual energy consumption by 115,508,192 kWh from what would otherwise be from alternative products. This amount of energy saved would power 10,847 homes (sized at 2,500 square feet) annually. This reduction in energy consumption from our freezer lines alone equates to 109,547,623 pounds of Greenhouse Gas (“GHG”) emissions avoided or the emissions equivalent to 17,644 passenger vehicles driven for a year.

•	In another case, one of our facilities uses carbonless energy consumption, which prevented the emission of 3,487,702 pounds of GHGs in 2020. This use of carbonless energy prevented emissions equal to 544 passenger vehicles driven for a period of one year.

•	Recently, our Paris, France operations moved into a new facility, which is designed with the highest French environmental standards and equipped with solar panels to reduce energy consumption and greenhouse gas emissions.

•	Our temperature-controlled supply chain solutions focused on cell and gene therapies include logistics, which can boast a 99.8% delivery success rate and due to this performance 9,586 additional patients were able to receive therapies over the past 24 months and 690 intended parents are potentially able to have successful cycles resulting in the birth of a child on an annual basis because of our CryoStork® solution.

More detailed information about our ESG policies and our positive ESG impacts can be found in our recent ESG press release and on our website.

Financial Highlights

•	Total revenue for the fourth quarter of 2020 increased to $48.4 million compared to $9.2 million for the fourth quarter of 2019, a year-over-year gain of 423%, with organic growth of 36%.

•	Total revenue for the full year 2020 increased to $78.7 million compared to $33.9 million for the full year 2019, a year-over-year gain of 132%, with organic growth of 26%.

•	Biopharma/Pharma revenue increased to $39.3 million, a gain of 378% or $31.1 million for the fourth quarter of 2020 compared to $8.2 million for the fourth quarter of 2019 and increased to $66.4 million, a gain of 121% or $36.4 million for the full year 2020 compared to $30.0 million in the prior year.

•	Animal Health revenue increased to $7.2 million, a gain of 2,363% or $6.9 million for the fourth quarter of 2020 compared to $0.3 million for the fourth quarter of 2019 and increased to $7.8 million, a gain of 687% or $6.8 million for the full year 2020 compared to $1.0 million in the prior year.

•	Reproductive Medicine revenue increased to $1.9 million, a gain of 162% or $1.2 million for the fourth quarter of 2020 compared to $0.7 million for the fourth quarter of 2019 and increased to $4.5 million, a gain of 53% or $1.5 million for the full year 2020 compared to $2.9 million in the prior year.

•	Gross margin was 46% for the full year 2020 compared to 51% for the prior year and 41% for the fourth quarter of 2020 compared to 53% for the fourth quarter of 2019.

•	Operating costs and expenses increased by $23.9 million to $29.7 million for the fourth quarter of 2020 compared to $5.8 million for the fourth quarter of 2019 and increased by $31.3 million to $66.3 million for the full year 2020 compared to $35.0 million in the prior year. The fourth quarter 2020 and full year 2020 includes $12 million in operating costs and expenses related to MVE Biological Solutions and CRYOPDP, both acquired October 1, 2020. Acquisition and integration costs included in operating costs and expenses were $3.7 million and $11.2 million for the fourth quarter and full year 2020. The organic increase in operating costs and expenses is related to the further build out of our competencies, infrastructure, and technology development to support the continuing scaling of our business and demand for Cryoport’s solutions.

•	Net loss for the fourth quarter of 2020 was $11.5 million compared to a net loss of $0.9 million for the fourth quarter of 2019 and $32.7 million for the full year 2020 compared to $18.3 million for the prior year.

•	Net loss attributable to common stockholders was $53.9 million, or $1.32 per share, for the fourth quarter of 2020 compared to a net loss attributable to common stockholders of $0.9 million, or $0.03 per share, for the fourth quarter of 2019 and a net loss attributable to common stockholders of $75.0 million, or $1.94 share, for the full year 2020 compared to a net loss attributable to common stockholders of $18.3 million, or $0.55 per share, in the prior year. This was driven by non-cash dividends in the aggregate amount of $42.3 million for the year ended December 31, 2020, representing a deemed dividend in the amount of $39.5 million resulting from a beneficial conversion feature and a paid-in-kind dividend of $2.8 million, both from the private placement of Series C Preferred Stock with Blackstone, completed in connection with the MVE acquisition.

•	Adjusted EBITDA for the fourth quarter of 2020 was $3.9 million compared to $0.5 million for the fourth quarter of 2019 and break-even for the full year of 2020 compared to $1.9 million in the prior year.

•	Cryoport reported $93.3 million in cash, cash equivalents and short-term investments as of December 31, 2020, compared with $94.3 million as of December 31, 2019. This amount includes net proceeds of approximately $111.3 million received from a convertible debt offering during the year ended December 31, 2020 as well as net proceeds of approximately $265.4 million from the private placement of common stock and issuance of the Series C preferred stock to Blackstone. This was partially offset by the $314.5 million and $48.6 million acquisitions of the MVE Biological Solutions and CRYOPDP, respectively, on October 1, 2020.

•	In January 2021, Cryoport closed an underwritten public offering of 4,356,059 shares of its common stock, at a public offering price of $66.00 per share, before deducting underwriting discounts and commissions and received net proceeds of approximately $269.7 million.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Further information on Cryoport’s financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in Cryoport’s annual report on Form 10-K for the twelve months ended December 31, 2020, which will be filed with the Securities and Exchange Commission (“SEC”) on March 1, 2021. The full report will be available on the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport 2020 Year in Review”, providing a review of Cryoport’s recent financial and operational performance and a general business update, will be issued at 4:05 pm EST on Monday, March 1, 2021. The document is designed to be read by investors before the questions and answers conference call and will be accessible at http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 pm EST on Monday, March 1, 2021. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results.

Conference Call Information

Date:	March 1, 2021
Time:	5:00 p.m. EST
Dial-in numbers:	1-855-327-6837 (U.S.), 1-631-891-4304 (International)
Confirmation code:	Request the “Cryoport Call”
Live webcast:	‘Investor Relations’ section at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow this link. A dial-in replay of the call will also be available, to those interested, until March 8, 2021. To access the replay, dial +1 (844) 512-2921 (United States) or +1 (412) 317-6671 (International) and enter replay pin number: 10013100.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is redefining temperature-controlled supply chain support for the life sciences industry by continually broadening its platform of solutions and services, serving the Biopharma, Reproductive Medicine, and Animal Health markets. Through its family of companies, Cryoport Systems, MVE Biological Solutions, CRYOPDP and CRYOGENE, Cryoport provides strategic solutions that support the growing needs of these markets.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, plans, strategy, acquisitions, including CRYOPDP and MVE Biological Solutions, financial results and financial condition. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020 and any subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Elizabeth Barker
KCSA Strategic Communication
tfromer@kcsa.com / ebarker@kcsa.com
P: 1-212-896-1203

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three months Ended December 31, (unaudited)		Years Ended December 31,
(in thousands, except share and per share data)	2020	2019	2020	2019
Revenues
Services revenues	$24,964	$9,242	$55,299	$33,942
Product revenues	23,397	-	23,397	-
Total revenues	48,361	9,242	78,696	33,942
Cost of revenues
Cost of services revenues	15,626	4,310	29,521	16,590
Cost of product revenues	12,841	-	12,841	-
Total cost of revenues	28,467	4,310	42,362	16,590
Gross Margin	19,894	4,932	36,334	17,352
Operating costs and expenses
Selling, general and administrative	26,247	4,741	56,860	31,286
Engineering and development	3,494	1,069	9,484	3,741
Total operating costs and expenses	29,741	5,810	66,344	35,027
Income (loss) from operations	(9,847)	(878)	(30,010)	(17,675)
Other income (expense)
Investment income	150	291	761	583
Interest expense	(1,077)	(446)	(2,560)	(1,367)
Other income (expense), net	(854)	136	(929)	189
Loss before provision for income taxes	(11,628)	(897)	(32,738)	(18,270)
Benefit from (provision for) income taxes	98	(51)	45	(62)
Net Income (loss)	$(11,530)	$(948)	$(32,693)	$(18,332)
Deemed dividend on Series C convertible preferred stock	(39,492)	-	(39,492)	-
Pain-in-kind dividend on Series C convertible preferred stock	(2,844)	-	(2,844)	-
Net loss attributable to common stockholders	$(53,866)	$(948)	$(75,029)	$(18,332)
Net loss attributable to common stockholders - basic and diluted	$(1.32)	$(0.03)	$(1.94)	$(0.55)
Weighted average common shares outstanding - basic and diluted	40,902,343	36,196,524	38,582,432	33,394,285

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,
(in thousands)	2020	2019
Current assets:
Cash and cash equivalents	$36,873	$47,235
Short-term investments	56,444	47,061
Accounts receivable, net	31,377	7,098
Inventories	10,535	474
Prepaid expense and other current assets	11,928	1,097
Total current assets	147,157	102,965
Property and equipment, net	30,036	11,833
Operating lease right-of-use assets	14,044	4,460
Intangible assets, net	213,908	5,178
Goodwill	145,282	11,000
Deposits	1,184	437
Other long-term assets	794	-
Total assets	$552,405	$135,873

Current liabilities:
Accounts payable and other accrued expenses	$24,844	$2,498
Accrued compensation and related expenses	7,441	1,904
Deferred revenue	445	368
Operating lease liabilities	2,231	666
Finance lease liabilities	59	25
Total current liabilites	35,020	5,461
Convertible senior note, net	111,344	-
Note payable	4,912	-
Operating lease liabilities,net	12,261	4,101
Finance lease liabilities, net	112	9
Deferred tax liability	5,882	21
Other long-term liabilities	176	-
Total liabilities	169,707	9,592
Total stockholders' equity	382,698	126,281
Total liabilities and stockholders' equity	$552,405	$135,873

Note Regarding Use of Non-GAAP Financial Measures

This news release contains a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934, adjusted EBITDA. Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, and charges or gains resulting from non-recurring events. Adjusted EBITDA is not calculated in accordance with generally accepted accounting principles (GAAP), is not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including adjusted EBIDTA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

In evaluating Cryoport's performance, management uses adjusted EBITDA to supplement financial statements prepared under GAAP. Management believes adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Board of Directors utilize this non-GAAP financial measure to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes this non-GAAP financial measure, when read in conjunction with Cryoport's GAAP financials, is useful to investors because they provide a basis for meaningful period-to- period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in Cryoport's underlying business and performing related trend analyses, and they provide a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)
	Three months Ended December 31		Years Ended December 31
(Amounts in thousands)	2020	2019	2020	2019
GAAP net income (loss)	$(11,530)	$(948)	$(32,693)	$(18,332)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	7,370	825	9,869	2,415
Acquistions and integration costs	3,700	-	11,163	383
Inventory step-up charges	727	-	727	-
Other non-recurring charges	225	-	225	-
Investment income	(150)	(290)	(761)	(543)
Interest expense, net	1,077	446	2,560	1,367
Stock-based compensation expense	2,561	382	8,916	16,524
Income taxes	(98)	51	(45)	62
Adjusted EBITDA	$3,882	$466	$(39)	$1,876

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three months Ended December 31, (unaudited)		Years Ended December 31,
(in thousands, except share and per share data)	2020	2019	2020	2019
Revenues
Services revenues	$24,964	$9,242	$55,299	$33,942
Product revenues	23,397	-	23,397	-
Total revenues	48,361	9,242	78,696	33,942
Cost of revenues
Cost of services revenues	15,626	4,310	29,521	16,590
Cost of product revenues	12,841	-	12,841	-
Total cost of revenues	28,467	4,310	42,362	16,590
Gross Margin	19,894	4,932	36,334	17,352
Operating costs and expenses
Selling, general and administrative	26,247	4,741	56,860	31,286
Engineering and development	3,494	1,069	9,484	3,741
Total operating costs and expenses	29,741	5,810	66,344	35,027
Income (loss) from operations	(9,847)	(878)	(30,010)	(17,675)
Other income (expense)
Investment income	150	291	761	583
Interest expense	(1,077)	(446)	(2,560)	(1,367)
Other income (expense), net	(854)	136	(929)	189
Loss before provision for income taxes	(11,628)	(897)	(32,738)	(18,270)
Benefit from (provision for) income taxes	98	(51)	45	(62)
Net Income (loss)	$(11,530)	$(948)	$(32,693)	$(18,332)
Deemed dividend on Series C convertible preferred stock	(39,492)	-	(39,492)	-
Pain-in-kind dividend on Series C convertible preferred stock	(2,844)	-	(2,844)	-
Net loss attributable to common stockholders	$(53,866)	$(948)	$(75,029)	$(18,332)
Net loss attributable to common stockholders - basic and diluted	$(1.32)	$(0.03)	$(1.94)	$(0.55)
Weighted average common shares outstanding - basic and diluted	40,902,343	36,196,524	38,582,432	33,394,285

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,
(in thousands)	2020	2019
Current assets:
Cash and cash equivalents	$36,873	$47,235
Short-term investments	56,444	47,061
Accounts receivable, net	31,377	7,098
Inventories	10,535	474
Prepaid expense and other current assets	11,928	1,097
Total current assets	147,157	102,965
Property and equipment, net	30,036	11,833
Operating lease right-of-use assets	14,044	4,460
Intangible assets, net	213,908	5,178
Goodwill	145,282	11,000
Deposits	1,184	437
Other long-term assets	794	-
Total assets	$552,405	$135,873

Current liabilities:
Accounts payable and other accrued expenses	$24,844	$2,498
Accrued compensation and related expenses	7,441	1,904
Deferred revenue	445	368
Operating lease liabilities	2,231	666
Finance lease liabilities	59	25
Total current liabilites	35,020	5,461
Convertible senior note, net	111,344	-
Note payable	4,912	-
Operating lease liabilities, net	12,261	4,101
Finance lease liabilities, net	112	9
Deferred tax liability	5,882	21
Other long-term liabilities	176	-
Total liabilities	169,707	9,592
Total stockholders' equity	382,698	126,281
Total liabilities and stockholders' equity	$552,405	$135,873

 Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)
	Three months Ended December 31		Years Ended December 31
(Amounts in thousands)	2020	2019	2020	2019
GAAP net income (loss)	$(11,530)	$(948)	$(32,693)	$(18,332)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	7,370	825	9,869	2,415
Acquistions and integration costs	3,700	-	11,163	383
Inventory step-up charges	727	-	727	-
Other non-recurring charges	225	-	225	-
Investment income	(150)	(290)	(761)	(543)
Interest expense, net	1,077	446	2,560	1,367
Stock-based compensation expense	2,561	382	8,916	16,524
Income taxes	(98)	51	(45)	62
Adjusted EBITDA	$3,882	$466	$(39)	$1,876